FOR IMMEDIATE RELEASE

Lincoln Financial Group reports THIRD Quarter 2023 Results

____________________________________

Radnor, PA, November 1, 2023: Lincoln Financial Group (NYSE: LNC) today reported financial results for the third quarter ended September 30, 2023.

❖	Net income available to common stockholders of $4.79 per diluted share
❖	Adjusted operating income available to common stockholders of $0.23 per diluted share and included:

o	Net unfavorable notable items of $0.84 per diluted share related to the company’s annual review of reserve assumptions and
o	An additional unfavorable impact of $0.41 per diluted share primarily related to items impacting the Life Insurance business
❖	Group Protection earnings were impacted by higher life severity and weaker disability incidence, though underlying margin expansion remains on track
❖	Sequential sales growth in Retail Solutions businesses and strong sales pipeline in Workplace Solutions businesses heading into the fourth quarter
❖	Expenses increased year-over-year, pressuring earnings across all four business segments
❖	Favorable credit experience this quarter as credit portfolio continues to be 97% above investment grade
❖	Estimated RBC ratio was stable and ended the quarter in the 375 - 385% range
❖	Significant progress made towards expected close of Fortitude Re transaction

“Our earnings this quarter did not meet our expectations and reflect that our progress will not always be linear, but I am confident in our path forward,” said Ellen Cooper, Chairman, President and CEO of Lincoln Financial Group. “Our group business, which produced notably strong performance in the first half of the year, delivered lower than anticipated results this quarter largely driven by higher severity in group life. Across the enterprise, expenses are elevated and are a critical area of focus and opportunity as we look forward. We achieved sequential sales growth in our Retail Solutions businesses and have strong sales pipelines in all four of our businesses heading into the fourth quarter.”

“Additionally, this year’s annual assumption review was comprehensive, and I feel confident in our go-forward assumptions. Our risk-based capital position was stable in the quarter as we continue to be focused on executing on our strategy to rebuild capital.”

The company reported net income available to common stockholders for the third quarter of 2023 of $819 million, or $4.79 per diluted share, compared to a net loss available to common stockholders in the third quarter of 2022 of $1.8 billion, or $10.47 per diluted share. Third quarter adjusted income from operations available to common stockholders was $39 million, or $0.23 per diluted share, compared to adjusted loss from operations available to common stockholders of $2.0 billion, or $(11.49) per diluted share, in the third quarter of 2022.

	As of or For the		As of or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2023	2022 (2)	2023	2022 (2)
Net Income (Loss)	$853	$(1,776)	$483	$545
Net Income (Loss) Available to Common Stockholders	819	(1,777)	410	537
Net Income (Loss) per Diluted Share Available to Common Stockholders (1)	4.79	(10.47)	2.40	3.10
Revenues	4,203	4,672	10,946	14,969
Adjusted Income (Loss) from Operations	73	(1,949)	715	(1,301)
Adjusted Income (Loss) from Operations Available to Common Stockholders	39	(1,950)	642	(1,309)
Adjusted Income (Loss) from Operations per Diluted Share Available to
Common Stockholders (1)	0.23	(11.49)	3.77	(7.63)
Average Basic Shares	169.6	169.7	169.5	171.6
Average Diluted Shares	170.9	171.1	170.6	173.4
Net Income (Loss) Return on Equity ("ROE")	75.7%	NM	11.6%	6.2%
Adjusted Income (Loss) from Operations Available to Common Stockholders,
Excluding AOCI and Preferred Stock ROE	1.5%	-73.1%	8.6%	-16.2%
Adjusted Income (Loss) from Operations ROE	1.4%	-60.7%	9.3%	-13.3%
Book Value per Share (BVPS), Including AOCI	$13.04	$16.45	$13.04	$16.45
Book Value per Share, Excluding AOCI	63.03	57.46	63.03	57.46
Adjusted Book Value per Share	63.53	68.53	63.53	68.53

(1) In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.
(2) Prior year numbers have been adjusted to reflect LDTI accounting.

The current quarter’s adjusted income from operations available to common stockholders included net unfavorable notable items of $144 million, $0.84 per share, related to the company’s annual review of reserve assumptions. As adjusted for the adoption of long-duration targeted improvements, or LDTI, the prior-year quarter included net unfavorable notable items of $2.1 billion, or $12.47 per share, related to the company’s annual review of reserve assumptions.

In addition to the impact of unfavorable notable items, this quarter’s adjusted income from operations available to common stockholders included an unfavorable impact of $0.41 per diluted share consisting of:

•	$0.13 per diluted share from alternative investment income below long-term targeted levels,
•	$0.13 per diluted share related to unclaimed property identified by a process enhancement largely impacting Life Insurance,
•	$0.09 per diluted share related to a Life Insurance surrender benefit program that concluded this quarter, and
•	$0.06 per diluted share related to legal accruals.

The prior-year quarter included an unfavorable impact of $0.62 per diluted share from alternative investment income below long-term targeted levels, and no impact from the other items listed.

Third Quarter 2023 – Segment Results

Annuities

Annuities reported income from operations of $248 million, down 10% compared to the prior-year quarter. The decrease was primarily due to higher expenses. Current quarter income from operations included net unfavorable notable items of $12 million related to the company’s annual review of reserve assumptions, while prior-year results included net favorable notable items of $1 million related to the company’s annual review of reserve assumptions.

Total annuity sales of $2.7 billion were down 16% from the prior-year quarter; however, sequentially, total annuity sales increased by 6% driven by higher fixed and traditional variable annuity sales. Net outflows were $874 million in the quarter compared to net inflows of $322 million in the prior-year quarter.

Average account balances, net of reinsurance, for the quarter of $151 billion were up 4% from the prior-year quarter. Variable annuities with living benefits represented 44% of total annuity account balances, net of reinsurance, a decrease of 3 percentage points compared to the prior-year quarter. RILA represented 17% of total annuity account balances, net of reinsurance, an increase of 4 percentage points compared to the prior-year quarter.

Life Insurance

Life Insurance reported a loss from operations of $173 million compared to a loss from operations of $2.2 billion in the prior-year quarter. Current quarter income from operations included net unfavorable notable items of $156 million related to the company’s annual review of reserve assumptions, while prior-year results included net unfavorable notable items of $2.1 billion related to the company’s annual review of reserve assumptions.

Total Life sales of $144 million were down 16% from the prior-year quarter; sequentially, total Life sales were up 17%, driven largely by executive benefits sales.

Group Protection

Group Protection reported income from operations of $68 million in the quarter compared to income from operations of $12 million in the prior-year quarter. The increase was primarily driven by improved disability underwriting results. Current quarter income from operations included net favorable notable items of $24 million related to the company’s annual review of reserve assumptions, compared to an unfavorable $12 million in the prior year.

The total loss ratio was 75% in the current quarter compared to 81% in the prior-year quarter with the improvement driven by lower disability incidence.

Insurance premiums of $1.3 billion in the quarter were up 4% compared to the prior-year quarter. Group Protection sales for the quarter were $71 million, down 19% compared to the prior-year quarter, partially offset by 26% growth in supplemental health sales.

Retirement Plan Services

Retirement Plan Services reported income from operations of $43 million, down 9% compared to the prior-year quarter. The decrease was primarily driven by higher expenses, partially offset by higher fee and spread income. The current quarter and prior-year quarter included no notable items related to the company’s annual review of reserve assumptions.

Total deposits for the quarter of $2.7 billion were down 13% compared to the prior-year quarter. Net outflows totaled $272 million for the quarter while trailing-twelve-months’ net inflows were $515 million.

Average account balances for the quarter of $96 billion were up 9% from the prior-year quarter.

Other Operations

Other Operations reported a loss from operations of $113 million versus a loss of $112 million in the prior-year quarter.

Third Quarter Highlights - Realized Gains, Losses, and Other / Impacts to Net Income

Realized gains/losses and other impacts to net income (after-tax) in the quarter were primarily driven by:

•	$1.0 billion gain from annuity product market risk benefits and the associated hedging programs, primarily driven by the rise in interest rates.
•

$369 million after-tax impairment of fixed maturity available-for-sale (AFS) securities in an unrealized loss position for the three months ended September 30, 2023, resulting from the company’s intent to sell these securities as part of the previously announced Fortitude Re reinsurance transaction. Within the investment portfolio anticipated to be sold in the transaction, there are additional fixed maturity AFS securities in an unrealized gain position of approximately $164 million, after-tax, as of September 30, 2023. Pursuant to the applicable accounting guidance, the Company impaired the securities in a loss position down to fair market value upon entry into the agreement with Fortitude Re in the second quarter of 2023 and will recognize a gain for any securities in an unrealized gain position at the time when the transaction closes.

Unrealized Gains and Losses

The company reported a net unrealized loss of $14.2 billion, pre-tax, on its available-for-sale securities as of September 30, 2023. This compares to a net unrealized loss of $13.5 billion, pre-tax, as of September 30, 2022, with the year-over-year decrease primarily driven by higher treasury rates.

Capital and Liquidity

Holding company available liquidity was $455 million as of September 30, 2023, compared to $756 million in the prior-year quarter due to the payment of a $500 million debt maturity.

As of September 30, 2023, the estimated RBC ratio was in the 375-385% range.

Versus the prior-year period, as of September 30, 2023, book value per share, including AOCI, decreased 21% to $13.04, book value per share, excluding AOCI, increased 10% to $63.03, and adjusted book value per share decreased 7% to $63.53.

There was no negative impact to statutory capital related to the annual review of reserve assumptions.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, adjusted income (loss) from operations available to common stockholders, excluding AOCI and preferred stock ROE, adjusted income from operations ROE, book value per share, excluding AOCI, and adjusted book value per share to net income (loss), net income (loss) available to common stockholders, net income (loss) ROE and book value per share, including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s third quarter 2023 statistical supplement available on its website http://www.lincolnfinancial.com/investor.

Conference Call Information

Lincoln Financial Group will discuss the company’s third quarter results with investors in a conference call beginning at 10:00 a.m. Eastern Time on Thursday, November 2, 2023.

The conference call will be broadcast live through the company website at www.lincolnfinancial.com/webcast. Please log on to the webcast at least 15 minutes prior to the start of the conference call to download and install any necessary streaming media software. A replay of the call will be available by 1:00 p.m. Eastern Time on November 2, 2023 at www.lincolnfinancial.com/webcast.

About Lincoln Financial Group

Lincoln Financial Group helps people to plan, protect and retire with confidence. As of Dec. 31, 2022, approximately 16 million customers trust our guidance and solutions across four core businesses – annuities, life insurance, group protection and retirement plan services. As of September 30, 2023, the company had $290 billion in end-of-period account balances, net of reinsurance. Headquartered in Radnor, Pa., Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. Learn more at LincolnFinancial.com.

Explanatory Notes on Use of Non-GAAP Measures

Management believes that adjusted income (loss) from operations (or adjusted operating income), adjusted income (loss) from operations available to common stockholders, adjusted income (loss) from operations available to common stockholders, excluding AOCI and preferred stock ROE, adjusted income (loss) from operations ROE, adjusted operating revenues, and adjusted income (loss) from operations per diluted share available to common stockholders better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business as the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value, excluding accumulated other comprehensive income (“AOCI”), and adjusted book value per share enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in interest rates. Adjusted book value per share is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Reports for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: www.lfg.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, adjusted operating revenues, adjusted income (loss) from operations available to common stockholders, excluding AOCI and preferred stock ROE and adjusted income (loss) from operations ROE (in each case including and excluding the effect of average goodwill), book value per share, excluding AOCI, and adjusted book value per share are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, adjusted operating revenues, adjusted income (loss) from operations available to common stockholders, excluding AOCI and preferred stock ROE, adjusted income (loss) from operations ROE, book value per share, excluding AOCI, and adjusted book value per share, as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), net income (loss) available to common stockholders, revenues, net income (loss) ROE and book value per share, including AOCI, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

Adjusted income (loss) from operations is GAAP net income (loss) excluding the after-tax effects of the following items, as applicable:

•

Items related to annuity product features, which include changes in MRBs, including gains and losses and benefit payments (“MRB-related impacts”), changes in the fair value of the derivative instruments we hold to hedge GLB and GDB riders, net of fee income allocated to support the cost of hedging them, and changes in the fair value of the embedded derivative liabilities of our indexed annuity contracts and the associated index options we hold to hedge them, including collateral expense associated with the hedge program (collectively, “net annuity product features”);

•

Items related to life insurance product features, which include changes in the fair value of derivatives we hold as part of VUL hedging, changes in reserves resulting from benefit ratio unlocking associated with the impact of capital markets, and changes in the fair value of the embedded derivative liabilities of our IUL contracts and the associated index options we hold to hedge them (collectively, “net life insurance product features”);

•	Credit loss-related adjustments on fixed maturity AFS securities, mortgage loans on real estate and reinsurance-related assets (“credit loss-related adjustments”);
•

Changes in the fair value of equity securities, certain derivatives, certain other investments and realized gains (losses) on sales, disposals and impairments of financial assets (collectively, “investment gains (losses)”);

•

Changes in the fair value of reinsurance-related embedded derivatives, trading securities and mortgage loans on real estate electing the fair value option (“changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans”);

•	Income (loss) from the initial adoption of new accounting standards, regulations and policy changes;
•	Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•	Transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business;
•	Gains (losses) on modification or early extinguishment of debt;
•	Losses from the impairment of intangible assets and gains (losses) on other non-financial assets; and
•	Income (loss) from discontinued operations.

Adjusted Income (Loss) from Operations Available to Common Stockholders

Adjusted income (loss) from operations available to common stockholders is defined as after-tax adjusted income (loss) from operations less preferred stock dividends and the adjustment for deferred units of LNC stock in our deferred compensation plans.

Adjusted Operating Revenues

Adjusted operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable:

•

Changes in the fair value of the derivative instruments we hold to hedge GLB and GDB riders, net of fee income allocated to support the cost of hedging them, and changes in the fair value of the embedded derivative liabilities of our indexed annuity and IUL contracts and the associated index options we hold to hedge them (collectively, “revenue adjustments from annuity and life insurance product features”);

•	Credit loss-related adjustments;
•	Investment gains (losses);
•	Changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans;
•	Revenue adjustments from the initial adoption of new accounting standards; and
•	Amortization of deferred gains arising from reserve changes on business sold through reinsurance.

Adjusted Income (Loss) From Operations Available to Common Stockholders, Excluding AOCI and Preferred Stock ROE

Adjusted income (loss) from operations available to common stockholders, excluding AOCI and preferred stock ROE measures how efficiently we generate profits from the resources provided by our net assets.

•	It is calculated by dividing annualized adjusted income (loss) from operations available to common stockholders by average stockholders’ equity, excluding AOCI and preferred stock.
•

Management believes this metric is useful to investors because it eliminates the effect of market movements on ROE that are unpredictable and can fluctuate significantly from period to period, primarily related to changes in interest rates.

•	Management evaluates ROE by both including and excluding the effect of average goodwill.

Adjusted Income (Loss) from Operations ROE

Adjusted income (loss) from operations ROE is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing annualized adjusted income (loss) from operations available to common stockholders by adjusted average stockholders’ equity.
•

Management believes this metric is useful to investors because it eliminates the effect of market movements on ROE that are unpredictable and can fluctuate significantly from period to period, primarily related to changes in equity markets and interest rates.

•	Management evaluates ROE by both including and excluding the effect of average goodwill.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI, is calculated based upon a non-GAAP financial measure.

It is calculated by dividing (a) stockholders’ equity, excluding AOCI and preferred stock, by (b) common shares outstanding.
We provide book value per share, excluding AOCI, to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.

Management believes book value per share, excluding AOCI, is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

Book value per share is the most directly comparable GAAP measure.

Adjusted Book Value Per Share

Adjusted book value per share is calculated based upon a non-GAAP financial measure.

•	It is calculated by dividing (a) stockholders’ equity, excluding AOCI, preferred stock and MRB-related impacts by (b) common shares outstanding.
•	We provide adjusted book value per share to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•

Management believes adjusted book value per share is useful to investors because it eliminates the effect of market movements that are unpredictable that can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.

•	Book value per share is the most directly comparable GAAP measure.

Other Definitions

Notable Items

Notable items are items which, in management’s view, do not reflect the company’s normal, ongoing operations.

•

We believe highlighting notable items included in adjusted income (loss) from operations enables investors to better understand the fundamental trends in its results of operations and financial condition.

Holding Company Available Liquidity

Holding company available liquidity consists of cash and invested cash, excluding cash held as collateral, and certain short-term investments that can be readily converted into cash, net of commercial paper outstanding.

Special Note

Sales

Sales as reported consist of the following:

•

Annuities and Retirement Plan Services – deposits from new and existing customers; Universal life insurance (“UL”), indexed universal life insurance (“IUL”), variable universal life insurance (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;

•	MoneyGuard® linked-benefit products – MoneyGuard® (UL), 15% of total expected premium deposits, and MoneyGuard Market AdvantageSM (VUL), 150% of commissionable premiums;
•

Executive Benefits – insurance and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received, and single premium bank-owned UL and VUL, 15% of single premium deposits;

•	Term – 100% of annualized first-year premiums; and
•	Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation

Reconciliation of Net Income to Adjusted Income from Operations

	For the		For the
(in millions, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net Income (Loss) Available to Common
Stockholders – Diluted	$819	$(1,777)	$410	$537
Less:
Preferred stock dividends declared	(34)	-	(71)	-
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	(1)	(2)	(8)
Net Income (Loss)	853	(1,776)	483	545
Less:
Net annuity product features, after-tax	1,045	893	850	2,591
Net life insurance product features, after-tax	85	20	(133)	16
Credit loss-related adjustments, after-tax	(21)	(104)	(41)	(96)
Investment gains (losses), after-tax (2)	(306)	10	(880)	5
Changes in the fair value of reinsurance-related
embedded derivatives, trading securities and certain
mortgage loans, after-tax	(23)	(12)	(21)	(36)
Impairment of intangibles	-	(634)	-	(634)
Transaction and integration costs related to mergers,
acquisitions and divestitures, after-tax (3)	-	-	(7)	-
Total adjustments	780	173	(232)	1,846
Adjusted Income (Loss) from Operations	$73	$(1,949)	$715	$(1,301)

Earnings (Loss) Per Common Share – Diluted (4)
Net income (loss)	$4.79	$(10.47)	$2.40	$3.10
Adjusted income (loss) from operations	0.23	(11.49)	3.77	(7.63)

Stockholders’ Equity, Average
Stockholders’ equity	$4,509	$6,057	$5,567	$11,645
Less:
Preferred stock	986	-	986	-
AOCI	(6,792)	(4,610)	(5,425)	852
Stockholders’ equity, excluding AOCI and preferred stock	10,315	10,667	10,006	10,793
MRB-related impacts	986	(2,177)	(95)	(2,359)
GLB and GDB hedge instruments gains (losses) (5)	(1,519)	N/A	(921)	N/A
Adjusted average stockholders' equity	$10,848	$12,844	$11,022	$13,152

Return on Equity
Net income (loss) ROE	75.7%	NM	11.6%	6.2%
Adjusted income (loss) from operations available to common stockholders,
excluding AOCI and preferred stock ROE	1.5%	-73.1%	8.6%	-16.2%
Adjusted income (loss) from operations ROE	1.4%	-60.7%	9.3%	-13.3%

(1) We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.
(2) Includes a $493 million and $369 million after-tax impairment of fixed maturity AFS securities in an unrealized loss position for the three months ended June 30, 2023 and September 30,2023, respectively, resulting from the Company's intent to sell these securities as part of the previously announced Fortitude Re reinsurance transaction. Within the investment portfolio anticipated to be sold in the transaction, there are additional fixed maturity AFS securities in an unrealized gain position of approximately $164 million after-tax as of September
30, 2023. Pursuant to the applicable accounting guidance, the Company impaired the securities in a loss position down to fair market value upon entry into the agreement in the second quarter and recognized additional impairment of certain of these securities during the third quarter due to market fluctuations. The Company will recognize a gain for any securities in an unrealized gain position at the time when the transaction closes.
(3) Includes costs pertaining to the Fortitude Re reinsurance transaction.

(4) In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.
(5) For periods beginning on or after January 1, 2023, gains (losses) on our GLB and GDB hedge instruments are excluded from adjusted stockholders’ equity to align to the updated hedge program.

Lincoln National Corporation

Reconciliation of Book Value per Share

	As of September 30,
	2023	2022
Book Value Per Common Share
Book value per share	$13.04	$16.45
Less:
AOCI	(49.99)	(41.01)
Book value per share, excluding AOCI	63.03	57.46
Less:
MRB-related gains (losses)	9.11	(11.07)
GLB and GDB hedge instruments gains (losses) (1)	(9.61)	N/A
Adjusted book value per share	$63.53	$68.53

(1) For periods beginning on or after January 1, 2023, gains (losses) on our GLB and GDB hedge instruments are excluded from adjusted stockholders’ equity to align to the updated hedge program.

Lincoln National Corporation

Digest of Earnings

	For the
(in millions, except per share data)	Three Months Ended
	September 30,
	2023	2022

Revenues	$4,203	$4,672

Net Income (Loss)	$853	$(1,776)
Preferred stock dividends declared	(34)	-
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	-	(1)
Net Income (Loss) Available to Common
Stockholders – Diluted	$819	$(1,777)

Earnings (Loss) Per Common Share – Basic	$4.82	$(10.46)
Earnings (Loss) Per Common Share – Diluted (2)	4.79	(10.47)

Average Shares – Basic	169,645,881	169,706,526
Average Shares – Diluted	170,890,502	171,095,360

	For the
	Nine Months Ended
	September 30,
	2023	2022

Revenues	$10,946	$14,969

Net Income (Loss)	$483	$545
Preferred stock dividends declared	(71)	-
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	(2)	(8)
Net Income (Loss) Available to Common
Stockholders – Diluted	$410	$537

Earnings (Loss) Per Common Share – Basic	$2.43	$3.18
Earnings (Loss) Per Common Share – Diluted (2)	2.40	3.10

Average Shares – Basic	169,529,509	171,647,108
Average Shares – Diluted	170,625,444	173,396,079

(1) We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.
(2) In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted
EPS calculations, as the use of diluted shares would result in a lower loss per share.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”).  A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements.  Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•	Weak general economic and business conditions that may affect demand for our products, account balances, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•

Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;
•

Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business and our captive reinsurance arrangements as well as restrictions on the payment of revenue sharing and 12b-1 distribution fees;

•	The impact of U.S. federal tax reform legislation on our business, earnings and capital;
•

The impact of regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor or other federal or state regulators or self-regulatory organizations relating to the standard of care owed by investment advisers and/or broker-dealers that could affect our distribution model;

•	The impact of new and emerging privacy regulations that may lead to increased compliance costs and reputation risk;
•	Increasing scrutiny and evolving expectations and regulations regarding ESG matters that may adversely affect our reputation and our investment portfolio;
•	Actions taken by reinsurers to raise rates on in-force business;
•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses and demand for our products;
•	Rapidly increasing interest rates causing policyholders to surrender life insurance and annuity policies, thereby causing realized investment losses;
•	The impact of the implementation of the provisions of the European Market Infrastructure Regulation relating to the regulation of derivatives transactions;
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The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as:  adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

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A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; and an increase in liabilities related to guaranteed benefit riders, which are accounted for as market risk benefits, of our subsidiaries’ variable annuity products;

•	Ineffectiveness of our risk management policies and procedures, including our various hedging strategies;
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A deviation in actual experience regarding future policyholder behavior, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products and in establishing related insurance reserves, which may reduce future earnings;

•	Changes in accounting principles that may affect our consolidated financial statements;
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Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

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Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

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Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;

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Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches of our data security systems;

•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
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The inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives, including the Spark Initiative;

•	The adequacy and collectability of reinsurance that we have obtained;
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Pandemics, acts of terrorism, war or other human-caused and natural catastrophes that may adversely impact liabilities for policyholder claims, affect our businesses and increase the cost and availability of reinsurance;

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Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•	The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•	The unanticipated loss of key management, financial planners or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk-Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.